Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 6TH CONSECUTIVE QUARTER OF RECORD SALES AND EARNINGS
2005 Full Year Sales and Earnings Guidance Increased
Highlights for the Third Quarter of 2005
•	Quarterly sales grow 70% to a record $69.2 million

•	Sales driven by continued strong order flow, expansion of dealer network, accelerated sales to the gulf coast region and increased parts sales

•	Cost reduction programs, production process improvements and increased parts sales lift gross margin 207 basis points to 25.0%

•	EPS increases 71% to $.29 per share

•	Company increases 2005 full year sales guidance to $237 – 242 million and EPS guidance to $.94 — $.96 per share
Grand Rapids, MN (October 27, 2005) — ASV, Inc. (Nasdaq: ASVI) today reported its sixth consecutive quarter of record sales and earnings. Net sales for the third quarter of 2005 increased 70% to $69.2 million, compared to $40.6 million for the same period in 2004. Assisted by a 207 basis point improvement in its gross profit percentage, net earnings for the period grew 81% to $8.0 million, compared with net earnings of $4.4 million for the third quarter of 2004. Diluted earnings per share increased 71% to $.29 for the third quarter of 2005 compared with $.17 for the third quarter of 2004. All share data presented have been adjusted to reflect ASV’s August 2005 2-for-1 stock split.
Net sales for the nine months ended September 30, 2005 were $179.1 million, up 59% compared to the same period last year. Earnings per share for the nine months ended September 30, 2005 was $.71, up 54% from the previous year.
“The third quarter has been a busy one for ASV. In addition to turning out the best quarterly performance in the history of the company, we executed on our growth strategies by completing a new five year supply agreement with Caterpillar (NYSE:CAT), entering into a new OEM undercarriage alliance with Vermeer and launching a new VTS product offering, ” said Chairman and CEO Gary Lemke. “We take these developments as further evidence not only of the strength of the Company and its products, but of the growing market opportunity created by rubber track loaders.”
R-Series products generated third quarter sales of $31.1 million, up 66% from 2004. This increase was driven by continued strong order flow, the expansion of the ASV dealer network and accelerated sales to the gulf coast region.
Sales of ASV’s undercarriages for use on Caterpillar’s Multi-Terrain Loaders (MTLs) increased 25% for the third quarter of 2005, totaling $20.2 million, compared with $16.2 million for the third quarter of 2004.
Sales from ASV’s subsidiary, Loegering Mfg. Inc., (acquired in October 2004) totaled $7.3 million compared with sales of $4.9 million for the second quarter of 2005, and $6.4 million in the first quarter of 2005. The increase in sales was due to strong demand for the Versatile Track System (VTS) product line, which was expanded this quarter to include an additional version of the bolt-on-bolt-off rubber track undercarriage system. Along with the success of the VTS product line, demand across all products increased this quarter in response to the hurricane clean up efforts underway in the gulf coast region. VTS products accounted for 70% of Loegering’s sales for the third quarter of 2005.
Sales of service parts doubled in the third quarter to $10.0 million compared with $5.0 million in the similar period last year. Driving this increase was a combination of the growing field population of ASV and Caterpillar machines, and the timing of certain service part orders.
ASV’s gross profit percentage for the period increased to 25.0%, compared with 22.9% for the third quarter of 2004 and 24.5% for the second quarter of 2005. This increase in gross profit percentage was due to cost reduction programs and production process improvements, increases in the sales of ASV service parts and the addition of the Loegering sales.

Selling, general and administrative expenses for the third quarter of 2005 increased to $4.3 million, or 6.2% of sales, compared with $2.3 million, or 5.8% of sales, for the same period in 2004. The increase in expense was due primarily to the inclusion of Loegering’s operation with ASV’s in 2005 and an increase in commissions corresponding to the higher sales during the quarter. Research and development expenses more than doubled in the third quarter of 2005 when compared with the same period in 2004 as ASV continues to invest in the on-going development of new products such as the new VTS product introduced this quarter and additional applications of its track technology.
2005 Guidance Increase
•	Sales guidance for 2005 revised upward to the range of $237 — 242 million, from previous guidance in the range of $220-230 million. The increased guidance represents an increase of 47 – 50% over 2004.

•	Diluted earnings per share estimates revised upward to the range of $.94 -.96 per share, from previous guidance of $.85 -.885 per share. The increased guidance also represents an increase of 47 – 50% compared with 2004.

•	Sales breakdown for 2005 is expected to be as follows:
•	R-Series products expected to account for approximately 47% of total net sales

•	MTL undercarriages expected to account for approximately 30%

•	Parts and used equipment expected to account for approximately 13%

•	Loegering product expected to account for approximately 10%
Commenting on the Company’s guidance, Lemke stated, “Based on our solid results through the third quarter, and our recent announcements of new business opportunities, our increased guidance reflects our optimistic outlook for the Company and market going forward.”
Conference Call
ASV will conduct a live webcast at 9 a.m. Central time, Thursday, October 27th to discuss its results for the third quarter of 2005 and its outlook for the balance of 2005. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through Friday, October 28th, and can be accessed by dialing 877-660-6853 and entering account number 286 and conference ID 173399. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: The statements set forth above regarding ASV’s future expected sales, sales mix and earnings per share are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV’s ability to realize the anticipated benefits from its relationship with Caterpillar,. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q.

Condensed financial statements are as follows:
A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$69,218,834	$40,607,328	$179,091,131	$112,742,264
Cost of goods sold	51,931,388	31,303,643	135,179,182	87,100,595

Gross profit	17,287,446	9,303,685	43,911,949	25,641,669
Gross profit %	25.0%	22.9%	24.5%	22.7%
Operating expenses:
Selling, general and administrative	4,325,523	2,345,209	12,009,525	6,341,065
Research and development	453,226	223,798	1,320,982	561,333

Operating income	12,508,697	6,734,678	30,581,442	18,739,271
Other income (expense)
Interest income	312,108	214,489	941,017	573,826
Interest expense	(30,035)	(27,907)	(86,226)	(84,684)
Other, net	819	1,599	52,248	3,675

Income before income taxes	12,791,589	6,922,859	31,488,481	19,232,088
Provision for income taxes	4,790,000	2,493,000	11,760,000	7,025,000

NET EARNINGS	$8,001,589	$4,429,859	$19,728,481	$12,207,088

Net earnings per common share – Diluted	$.29	$.17	$.71	$.46

Diluted weighted average shares	27,800,299	26,210,046	27,684,154	26,614,968

All share data presented have been adjusted to reflect ASV’s August 2005 2-for-1 stock split.
A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
R-Series	44.9%	46.0%	45.4%	52.2%
OEM Undercarriages	29.1%	40.0%	30.4%	33.4%
Loegering	10.6%	0.0%	10.4%	0.0%
Parts and Other	15.4%	14.0%	13.8%	14.4%

TOTAL	100.0%	100.0%	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash & short-term investments	$31,025,349	$37,000,629
Accounts receivable, net	43,844,156	36,431,774
Inventories	50,659,496	34,832,868
Deferred income taxes	3,200,000	1,875,000
Other current assets	625,699	1,062,096

Total current assets	129,354,700	111,202,367
LONG-TERM INVESTMENTS	7,993,728	5,912,747
LONG-TERM NOTE RECEIVABLE, less current portion	577,778	703,445
PROPERTY AND EQUIPMENT, net	20,581,115	11,108,132
INTANGIBLES, net	7,925,006	8,002,251
GOODWILL	8,385,827	8,385,827

Total assets	$174,818,154	$145,314,769

LIABILITIES & SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term liabilities	$195,465	$189,656
Accounts payable	14,412,726	11,452,026
Accrued liabilities — Warranties	4,657,154	3,078,382
Accrued liabilities – Other	2,053,502	1,416,140
Income taxes payable	2,398,397	533,995

Total current liabilities	23,717,244	16,670,199
LONG-TERM LIABILITIES, less current portion	1,720,850	1,873,768
DEFERRED INCOME TAXES	1,125,000	700,000
SHAREHOLDERS’ EQUITY	148,255,060	126,070,802

Total liabilities & shareholders’ equity	$174,818,154	$145,314,769